Exhibit 12.1

                                                                    EXHIBIT 12.1

                         CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 ($ in millions)

                                                     Three Months                      Nine Months
                                      Year Ended         Ended        Year Ended          Ended        Year Ended     Year Ended
                                     December 31,    December 31,    September 30,    September 30,   December 31,    December 31,
                                        2003             2002             2002            2001            2000            1999
                                     ------------    ------------    -------------    -------------   ------------    ------------
                                     (successor)      (successor)     (successor)      (combined)     (predecessor)   (predecessor)
Net income ........................   $  566.9          $141.3         $(6,698.7)       $  263.3        $  611.6        $  389.4
Provision for income taxes ........      361.6            90.3             367.6           236.3           373.9           207.6
                                      --------          ------         ---------        --------        --------        --------
Earnings before provision
 for income taxes .................      928.5           231.6          (6,331.1)          499.6           985.5           597.0
                                      --------          ------         ---------        --------        --------        --------
Fixed charges:
   Interest and debt expenses
     on indebtedness ..............    1,319.3           340.0           1,439.3         1,619.8         2,497.7         1,293.4
   Minority interest in
     subsidiary trust holding
     Solely debentures of the
     Company, before tax ..........        8.8             4.4              16.9            14.4            19.2            19.2
   Interest factor-one-third of
     rentals on real and
     personal properties ..........       14.4             3.8              15.6            13.5            19.6            10.6
                                      --------          ------         ---------        --------        --------        --------
Total fixed charges ...............    1,342.5           348.2           1,471.8         1,647.7         2,536.5         1,323.2
                                      --------          ------         ---------        --------        --------        --------
   Total earnings before
     provisions for income
     taxes and fixed charges ......   $2,271.0          $579.8         $(4,859.3)       $2,147.3        $3,522.0        $1,920.2
                                      ========          ======         =========        ========        ========        ========
Ratios of earnings to
   fixed charges ..................       1.69x           1.67x               (1)           1.30x           1.39x           1.45x

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(1)   Earnings were  insufficient to cover fixed charges by $6,331.1  million in the year ended September 30, 2002. Earnings for the year ended September 30, 2002 included a goodwill impairment charge of $6,511.7 million in accordance with SFAS 142, "Goodwill and Other Intangible Assets."